Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 20, 2021, with respect to the consolidated financial statements of Zomagen Biosciences Ltd. included in the Registration Statement (Form S-1) and related Prospectus of Ventyx Biosciences, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

September 29, 2021